News Release

Mastercard Names Candido Botelho Bracher to Board of Directors

September 10, 2021 | PURCHASE, N.Y.

Mastercard Incorporated (NYSE: MA) today announced that its board of directors has named Candido Botelho Bracher as an independent director, effective immediately.

“Candido’s deep and sophisticated experience across the private sector in Brazil and the broader Latin America region make him a valuable addition to the board,” said Ajay Banga, executive chairman, Mastercard. “He is a thoughtful and innovative thinker, with a bias for action. In his four years at the helm of Itaú, Candido deepened the bank’s ties with key stakeholders, reinforced by the positive impact delivered to his customers and employees. We look forward to his guidance and contribution to the future of our company.”

Bracher brings more than 30 years of experience in global financial services to the Mastercard board. He is currently a member of the board of directors at Itaú Unibanco Group, the largest financial conglomerate in the southern hemisphere. He served as the company’s president and chief executive officer from 2017 to February 2021, a capstone to a 14-year career at Itaú. During his term, the bank ushered in a new digital transformation and deepened its focus on customer experience.

Bracher held positions at Banco Itamarati, Bahia Corretora, Banco da Bahia Investimentos and the Development Bank of the State of São Paulo. Early in his career, Bracher was part of the team that created BBA Creditanstal in 1988, helping to evolve it into a leading wholesale investment bank in Brazil. It merged with Itaú in 2003 to form Itaú BBA, the country’s leading investment bank.

Previously, he served as a member of the board of directors of B3 S.A. – Brasil, Bolsa, Balcão – and Companhia Brasileira de Distribuição.

Bracher holds a bachelor’s degree in Business Administration from the Fundação Getulio Vargas (FGV), São Paulo, Brazil.

About Mastercard (NYSE: MA)
Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company.

Mastercard News Release – Page 2
With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.
www.mastercard.com

Media Contact
Seth Eisen, Global Communications, Mastercard
+1 (914) 249 3153 | Seth.Eisen@mastercard.com

Investor Contact
Seth Pruss, Investor Relations, Mastercard
+1 (914) 249 2264| Seth.Pruss@mastercard.com